February 2, 2009



Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

         Re: Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as counsel to Metropolitan Series Fund, Inc. (the "Company") in connection with the Registration Statement of the Company on Form N-14 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Met/AIM Capital Appreciation Portfolio (the "Acquired Portfolio"), a series of Met Investors Series Trust (the "Trust"), and the BlackRock Legacy Large Cap Growth Portfolio (the "Acquiring Portfolio"), a series of the Company, and the issuance of Class A and Class E shares of common stock of the Acquiring
Portfolio in connection therewith (collectively, the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust on behalf of the Acquired Portfolio and the Company on behalf of the Acquiring Portfolio (the "Agreement and Plan of Reorganization"), in substantially the form to be included in the Registration Statement as an exhibit.

     We have examined the Company's Articles of Incorporation, as amended and supplemented (collectively, the "Articles"), and the Company's Bylaws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion. Additionally, we have assumed that, as of any date of issuance of the Shares pursuant to the Agreement and Plan of Reorganization, the number of issued Class A and Class E Shares will not exceed the number of each such class of Shares authorized to be issued under the Articles.

     We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and the shareholders of the Acquired Portfolio will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of the Company on behalf of the Acquiring Portfolio and the Trust on behalf of the Acquired Portfolio.

     Based upon and subject to the foregoing, we are of the opinion that when issued and delivered in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Company, assuming that as consideration for the Shares not less than the net asset value and the par value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement and further consent to the references to our firm in the Registration Statement.

                                Very truly yours,
                                /s/ROPES & GRAY LLP
                                -------------------
                                Ropes & Gray LLP